Chisholm & Associates
Certified Public Accountants
P.O. Box 540216
North Salt Lake, Utah 84054-0216

Office (801) 292-8756
Fax (801) 292-8809

May 17, 2002

Securities and Exchange Commission
Washington, DC 20549

Re: Nomadic Collaboration International, Inc. (formerly DP Charters, Inc.)

Gentlemen:

We have read Item 4 "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" contained in Nomadic Collaboration International, Inc.'s (formerly DP Charters, Inc.) 8-K dated May 7, 2002, filed with the Securities and Exchange Commission on May 14, 2002, and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

/s/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, Utah